JETBLUE ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK (January 29, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2014:

•
Operating income of $169 million in the fourth quarter. This compares to operating income of $115 million in the fourth quarter of 2013. For the full year 2014, JetBlue reported operating income of $515 million. This compares to operating income of $428 million in 2013.

•
Pre-tax income of $140 million in the fourth quarter. This compares to pre-tax income of $77 million in the fourth quarter of 2013. For the full year 2014, on a GAAP basis JetBlue reported pre-tax income of $623 million. Excluding special items[1], pre-tax income in 2014 was $382 million; this compares to pre-tax income of $279 million for the full year 2013.

•
On a GAAP basis, net income for the fourth quarter was $88 million. Excluding special items[1], net income was $87 million, or $0.26 per diluted share. This compares to JetBlue’s fourth quarter 2013 net income of $47 million, or $0.14 per diluted share. For the full year 2014, on a GAAP basis, JetBlue reported net income of $401 million. Excluding special items[1], net income was $232 million, or $0.70 per diluted share; this compares to net income of $168 million, or $0.52 per diluted share for the full year 2013.

Financial Performance

JetBlue reported record fourth quarter operating revenues of $1.4 billion. Revenue passenger miles for the fourth quarter increased 8.5% to 9.4 billion on a capacity increase of 7.0%, resulting in a fourth quarter load factor of 82.1%, an increase of 1.2 points year over year.

Yield per passenger mile in the fourth quarter was 14.13 cents, down 1.5% compared to the fourth quarter of 2013. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2014 decreased 0.1% year over year to 11.61 cents and operating revenue per available seat mile (RASM) decreased 1.0% year over year to 12.64 cents.

Operating expenses for the quarter increased 2.1%, or $27 million, over the prior year period. Interest expense for the quarter declined 9.3%, or $3 million, as JetBlue reduced its debt throughout the year. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter decreased 4.5% year over year to 11.17 cents. Excluding fuel and profit sharing, fourth quarter CASM2 decreased 0.9% to 7.23 cents.

Operational Performance

JetBlue’s operations improved throughout 2014. System on time departures, or D0, improved 2.7 points year-over-year while system arrival performance, or A14, improved 2.5 points. JetBlue had particularly strong operations in the fourth quarter. D0 and A14 each improved roughly four points year-over-year in the quarter.

“These results demonstrate the diversity and strength of JetBlue’s network as well as our commitment to cost control. I would like to thank JetBlue’s 16,000 crewmembers for all of their work in running a safe airline while delivering outstanding service to our customers. Crewmembers are the foundation of JetBlue’s success,” said Robin Hayes, JetBlue’s President. “We are excited about the trajectory of our company. While fuel prices have fallen substantially, we are not changing our business plan and the actions we outlined at our Investor Day in November. We believe our differentiated model of serving underserved customers will enhance long term shareholder value.”

Fuel Expense and Hedging

In the fourth quarter JetBlue had in place hedges for approximately 26% of its fuel consumption and managed approximately 7% of its fuel consumption using fixed forward price agreements (FFPs). This resulted in a realized fuel price of $2.70 per gallon, a 12.9% decrease versus fourth quarter 2013 realized fuel price of $3.10. JetBlue recorded $26 million in losses on fuel hedges settling during the fourth quarter.

JetBlue has hedged approximately 20% of its first quarter 2015 projected fuel requirements using a combination of jet fuel swaps and collars. Based on the fuel curve as of January 16th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.97 in the first quarter. For the balance of the year beyond the first quarter, JetBlue has hedged approximately 16% of projected fuel consumption.

Liquidity and Cash Flow
JetBlue ended the quarter with approximately $708 million in unrestricted cash and short term investments, or 12% of trailing twelve month revenue. In addition, JetBlue maintains $600 million in undrawn lines of credit.
During the fourth quarter, JetBlue repaid approximately $130 million in regularly scheduled debt and capital lease obligations, bringing annual debt payments to $778 million. JetBlue anticipates paying approximately $265 million in regularly scheduled debt and capital lease obligations in 2015 and plans to continue to opportunistically prepay other debt. JetBlue expects to pay approximately $52 million in regularly scheduled debt and capital lease obligations in the first quarter of 2015.
“Today’s results drive strong cash from operations allowing us to continue to strengthen our balance sheet while growing profitably,” said Mark Powers, JetBlue’s Chief Financial Officer. “This remains our focus and will help us generate ever increasing shareholder value.”
First Quarter and Full Year Outlook
The following outlook does not include the impact of Winter Storm Juno, which caused flight cancellations this week.

For the first quarter of 2015, CASM excluding fuel and profit sharing is expected to decrease between (1.5)% and (3.5)% versus the year-ago period. Excluding fuel and profit sharing, CASM for the full year 2015 is forecasted to grow between zero and two percent year over year.

Capacity is expected to increase between 11% and 13% in the first quarter 2015 and between 7.0% and 9.0% for the full year, in line with guidance provided at JetBlue’s Investor Day in November. Severe winter weather caused the cancellation of about 4,100 flights in the first quarter of 2014. This increases JetBlue’s 2015 capacity growth rate compared to a scheduled versus scheduled basis by about 4% in the first quarter and 1% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline(TM), and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 87 cities in the U.S., Caribbean and Latin America with an average of 850 daily flights. Service to Cleveland and Reno-Tahoe, Nev. will launch this spring. For more information please visit JetBlue.com.

Notes

(1)
Pre-tax and net income excluding special items are non-GAAP financial measures that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; economic recessionary conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and 2014 Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2014	2013	Change		2014	2013	Change
OPERATING REVENUES
Passenger	$1,327	$1,242	6.9		$5,343	$4,971	7.5
Other	119	123	(4.1)		474	470	0.7
Total operating revenues	1,446	1,365	5.9		5,817	5,441	6.9

OPERATING EXPENSES
Aircraft fuel and related taxes	436	466	(6.5)		1,912	1,899	0.7
Salaries, wages and benefits	331	293	13.1		1,294	1,135	14.1
Landing fees and other rents	73	74	(1.5)		321	305	5.3
Depreciation and amortization	86	78	10.7		320	290	10.2
Aircraft rent	31	31	(2.0)		124	128	(3.4)
Sales and marketing	49	60	(18.6)		231	223	3.4
Maintenance materials and repairs	113	98	15.1		418	432	(3.4)
Other operating expenses	158	150	5.3		682	601	13.5
Total operating expenses	1,277	1,250	2.1		5,302	5,013	5.7

OPERATING INCOME	169	115	46.6		515	428	20.3

Operating margin	11.7%	8.4%	3.3	pts.	8.9%	7.9%	1.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(35)	(38)	(9.3)		(148)	(161)	(8.2)
Capitalized interest	3	2	36.7		14	13	8.2
Interest income (expense) and other	3	(2)	(197.9)		1	(1)	(173.2)
Gain on sale of subsidiary	—	—	—		241	—	100.0
Total other income (expense)	(29)	(38)	(23.6)		108	(149)	(172.2)

INCOME BEFORE INCOME TAXES	140	77			623	279

Pre-tax margin	9.7%	5.7%	4.0	pts.	10.7%	5.1%	5.6	pts.

Income tax expense	52	30			222	111

NET INCOME	$88	$47			$401	$168

EARNINGS PER COMMON SHARE:
Basic	$0.29	$0.16			$1.36	$0.59
Diluted	$0.26	$0.14			$1.19	$0.52

Weighted average shares outstanding (thousands):
Basic	300,035	289,607			294,732	282,755
Diluted	342,691	344,925			343,294	343,425

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2014	2013	Change		2014	2013	Change

Revenue passengers (thousands)	7,987	7,351	8.7		32,078	30,463	5.3
Revenue passenger miles (millions)	9,392	8,654	8.5		37,813	35,836	5.5
Available seat miles (ASMs) (millions)	11,436	10,691	7.0		44,994	42,824	5.1
Load factor	82.1%	80.9%	1.2	pts.	84.0%	83.7%	0.3	pts.
Aircraft utilization (hours per day)	11.5	11.5	(0.1)		11.8	11.9	(1.1)

Average fare	$166.17	$168.94	(1.6)		$166.57	$163.19	2.1
Yield per passenger mile (cents)	14.13	14.35	(1.5)		14.13	13.87	1.9
Passenger revenue per ASM (cents)	11.61	11.62	(0.1)		11.88	11.61	2.3
Operating revenue per ASM (cents)	12.64	12.77	(1.0)		12.93	12.71	1.7
Operating expense per ASM (cents)	11.17	11.70	(4.5)		11.78	11.71	0.6
Operating expense per ASM, excluding fuel (cents)	7.35	7.34	0.1		7.53	7.28	3.5
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.23	7.30	(0.9)		7.48	7.25	3.2
Airline operating expense per ASM (cents) (b)	11.17	11.52	(3.1)		11.70	11.56	1.2

Departures	74,526	70,432	5.8		294,800	282,133	4.5
Average stage length (miles)	1,088	1,095	(0.6)		1,088	1,090	(0.2)
Average number of operating aircraft during period	200.4	189.9	5.5		196.2	185.2	5.9
Average fuel cost per gallon, including fuel taxes	$2.70	$3.10	(12.9)		$2.99	$3.14	(4.7)
Fuel gallons consumed (millions)	162	150	7.3		639	604	5.7
Average number of full-time equivalent employees (b)					13,280	12,447	6.7

(a)	Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel & profit sharing, at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue from June 10, 2014

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$341	$225
Total investment securities	427	516
Total assets	7,829	7,350
Total debt	2,233	2,585
Stockholders' equity	2,529	2,134

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

JetBlue is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue’s wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

	NON-GAAP FINANCIAL MEASURE

	RECONCILIATION OF NET INCOME, INCOME BEFORE INCOME TAXES AND EPS EXCLUDING SPECIAL ITEMS

	(in millions, except per share amounts)
	(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2014	2013	2014	2013
		$	$	$	$

	Income before income taxes	$140	$77	$623	$279
	Less: Gain on sale of subsidiary	—	—	241	—
	Income before income taxes excluding special items	140	77	382	279
	Less: Income tax expense	52	30	222	111
	Add back: Income tax relating to gain on sale of subsidiary (c)	(1)	—	72	—
	Net Income excluding special items	$87	$47	$232	$168

	Earnings per common share excluding special items:
	Basic	$0.29	$0.16	$0.79	$0.59
	Diluted	$0.26	$0.14	$0.70	$0.52

(c)
The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014		2013		2014		2013
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,277	11.17	$1,250	11.70	$5,302	11.78	$5,013	11.71
Less: Aircraft fuel and related taxes	436	3.82	466	4.36	1,912	4.25	1,899	4.43
Operating expenses, excluding fuel	841	7.35	784	7.34	3,390	7.53	3,114	7.28
Less: Profit sharing	14	0.12	5	0.04	25	0.05	12	0.03
Operating expense, excluding fuel and profit sharing	$827	7.23	$779	7.30	$3,365	7.48	$3,102	7.25

Return On Invested Capital (“ROIC”). ROIC is a non-GAAP financial measure we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations' use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business.

NON-GAAP FINANCIAL MEASURE

Reconciliation of Return on Invested Capital (Non-GAAP)

(dollars in millions)
(unaudited)
	Twelve Months Ended
	December 31,
	2014	2013
Numerator
Operating Income	$515	$428
Add: Interest income and other	1	(1)
Add: Interest component of capitalized aircraft rent (d)	65	67
Subtotal	581	494
Less: Income tax expense impact	226	194
Operating Income After Tax, Adjusted	355	300

Denominator
Average Stockholders' equity	$2,331	$2,011
Average total debt	2,409	2,718
Capitalized aircraft rent (d)	869	899
Invested Capital	5,609	5,628

Return on Invested Capital	6.3%	5.3%

(d) Capitalized Aircraft Rent
Aircraft rent, as reported	124	128
capitalised aircraft rent (7* aircraft rent) (e)	869	899
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	65	67

(e) In determining the Invested Capital component of ROIC we include a non-GAAP adjustment for aircraft operating leases, as operating lease obligations are not reflected on our balance sheets but do represent a significant financing obligation. In making the adjustment we used a multiple of seven times our aircraft rent as this is the multiple which is routinely used with in the airline community to represent the financing component of aircraft operating lease obligations.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com